Exhibit 10.6

SEPARATION AGREEMENT

THIS AGREEMENT dated as of December 22, 2025 (“Agreement”) is made by and between Indaptus Therapeutics, Inc. (the “Company”) and Roger J. Waltzman, M.D. (“Executive”).

WHEREAS, Executive is employed as the Chief Medical Officer of the Company according to that certain Employment Agreement dated as of August 7, 2023 (the “Employment Agreement”).

WHEREAS, the Executive served the Company a resignation letter dated December 22, 2025 to pursue a new opportunity.

WHEREAS, the parties wish to enter into this Agreement regarding their separation.

ACCORDINGLY, in consideration of the execution and delivery of this Agreement and the compliance with the promises made herein, the parties agree that the precatory clauses above are incorporated herein and further agree as follows:

1. Last Day of Employment. Executive’s last day of employment as Chief Medical Officer is December 31, 2025 (the “Separation Date”). The Company shall compensate Executive through the Separation Date in accordance with normal payroll practices, provided that Executive performs transition services requested by the Company through the Separation Date.

2. Separation Benefits. In exchange for the mutual promises made in the Agreement, the parties agree as follows:

(a) The Company shall pay Executive an aggregate bonus of $207,200 for the achievement of Performance Criteria for the year ended December 31, 2025, less applicable withholdings, payable within five days after the Effective Date (as defined below).

(b) Following the Separation Date and for a period of 12 months thereafter, Executive agrees to be responsive to reasonable requests from the Company with regard to historical knowledge regarding the Company as they arise from time to time.

(c) The Company shall reimburse Executive for business expenses incurred through the Separation Date in accordance with the Company’s policies and procedures.

(d) The Company hereby waives the 30-day resignation notice required by Section 9(D)(i) of the Employment Agreement.

(e) Executive shall use all accrued but unused paid time off before the Separation Date.

(f) Except as expressly provided in this Section 2, Executive has no right to further benefits or compensation as an employee of the Company after the Separation Date.

3. Continuing Obligations.

(a) Sections 7 and 8 of the Employment Agreement are incorporated into this Agreement as if fully set forth herein and remain in full force and effect. Executive acknowledges his continuing obligations related to these provisions of the Employment Agreement. Violations of the provisions contained in Sections 7 and 8 of the Employment Agreement shall be considered a breach of this Agreement.

(b) Executive further understands and agrees that this Agreement does not prohibit Executive from reporting possible violations of federal law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal law or regulation and that Executive does not need the Company’s prior authorization to make any such reports or disclosures and is not required to notify the Company that he has made such reports or disclosures.

(c) Further, notwithstanding any other provision of this Agreement: (i) Executive is advised that an individual, pursuant to the Defend Trade Secrets Act of 2016, will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document that is filed under seal in a lawsuit or other proceeding; and (ii) if a person files a lawsuit for retaliation by the Company for reporting a suspected violation of law, that person may disclose the Company’s trade secrets to his or her attorney and use the trade secret information in the court proceeding if that person (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.

4. Confidentiality of Agreement. The parties represent and agree that they will keep the negotiations surrounding this Agreement confidential, and that they will not hereafter disclose (except as required by law) any information concerning the negotiations of this Agreement to any person other than their attorneys and financial or tax advisors or, in the case of the Executive, Executive’s immediate family, provided each is informed of and agrees in advance to be bound by this confidentiality provision; provided further that all parties acknowledge and agree that this Agreement will be filed with the Securities and Exchange Commission (“SEC”) in accordance with applicable law, and no confidentiality obligation is imposed relating to any information the Company files with the SEC. Nothing in this Agreement prevents or precludes Executive from cooperating with any inquiry by the SEC or any other regulatory agency or body.

5. Survival of Company Indemnification Obligations. All obligations of the Company to indemnify and defend Executive, and advance fees, costs and expenses to Executive, shall survive the Executive’s separation from service. The Company shall not take any action that would terminate or limit the Company’s obligations to indemnify Executive, including without limitation by amending its bylaws.

6. Mutual Release and Waiver.

(a) Executive forever releases and discharges the Company, its parent, owners, agents, directors, officers, employees, and affiliates, of and from any and all claims, demands, equitable relief, damages, costs, expenses, administrative actions and causes of action of any kind or character, whether known or unknown, including, but not limited to, those claims relating in any manner to or arising from Executive’s Employment Agreement, or any amendment thereof, Executive’s employment common law or in equity, including but not limited to any Claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Immigration Control and Reform Act; any Claims for violation of the federal or any state constitution; any Claims arising out of any other laws and regulations relating to employment or employment discrimination, harassment or retaliation; any Claims for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; any Claims for or requests to recover attorneys’ fees and costs; and any Claims under the New York State Executive Law (including its Human Rights Law), the New York City Administrative Code (including its Human Rights Law), the New York Equal Pay Law, the New York Equal Rights Law, the New York Off-Duty Conduct Lawful Activities Discrimination Law, the New York State Labor Relations Act, the New York Whistleblower Statute, the New York Family Leave Law, the New York Wage and Hour Laws, the New York WARN Laws, the New York Civil Rights Law, the New York State Corrections Law, the New York City Earned Sick Time Act (Paid Sick Leave Law), the retaliation provisions of the New York State Workers’ Compensation Law, the New York State False Claims Act, the New York State Rights of Persons with Disabilities Law, the New York State Nondiscrimination Against Genetic Disorders Law, the New York State Smokers’ Rights Law, the New York AIDS Testing Confidentiality Act, the New York Genetic Testing Confidentiality Law, the New York Discrimination by Employment Agencies Law, the New York Bone Marrow Leave Law, the New York Adoptive Parents Child Care Leave Law, the New York State Constitution, and the New York City Charter, all as amended.

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(b) Notwithstanding anything to the contrary in this Agreement, Executive is not waiving any rights Executive may have to: (i) claims for earned base salary and unreimbursed expenses; (ii) his own vested accrued employee benefits under the Company’s equity incentive, health, welfare, or retirement benefit plans; (iii) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (iv) all coverages, indemnities, defenses or other payment of costs and expenses of any kind under any policy of insurance procured by Company at any time during Executive’s employment which are specifically and irrevocably exempted from release, and (v) pursue claims which by law cannot be waived by signing this Agreement. In addition, nothing in this Agreement prohibits Executive from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before any federal, state, or local government agency nor does this Agreement affect Executive’s rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies. However, to the maximum extent permitted by law, Executive agrees that, if such an administrative claim is made, Executive shall not be entitled to recover any individual monetary relief or other individual remedies.

(c) The Company forever releases and discharges Executive from any claims, actions, causes of action, suits, debts, charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, and expenses in law or in equity, arising from or relating to Executive’s employment with the Company. Notwithstanding anything to the contrary in this Agreement, this release (i) does not waive or release the Company’s right to enforce this Agreement or any terms thereof; (ii) any claims related to acts, omissions or events occurring after the date this Agreement is signed; (iii) any claims that cannot legally be waived by private agreement (iv) does not extend to any claims of Executive’s fraud, embezzlement, intentional misconduct, recklessness or gross negligence against the Company, or to any claims of unlawful or criminal act of Executive that results in a judgment or settlement of such claims brought by a third party against the Company.

(d) Nothing in this Agreement shall be interpreted to waive, release, or diminish the Company’s rights in any confidential information, trade secrets, inventions, works of authorship, discoveries, developments, improvements, or other intellectual property created, conceived, or developed by Executive during his employment.

(e) Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that Executive is waiving and releasing any rights Executive may have under ADEA and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has twenty-one (21) days within which to consider this Agreement; (c) Executive has seven (7) days following Executive’s execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

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7. Non-Admission of Liability. This Agreement shall not be construed as an admission, nor is it an admission, by either party that it is liable in any respect for any claim or cause of action that has been or may hereafter be asserted. This Agreement is being entered into solely for the purpose of conferring consideration upon both parties in return for their resolution of the matters enumerated above.

8. Non-disparagement. Executive further agrees not to, either by conversation or any other oral expression, by letter or any other written expression, or by any other deed or act of communication to the public or to any individual person or entity or groups of persons or entities, specifically including, but not limited to, past, present or future customers, clients, employees, independent contractors, or business associates of the Company, hereafter disparage, criticize, condemn or impugn the reputation or character of the Company and/or its board members, officers, directors, managers, employees, consultants or agents, based upon any event or circumstances occurring or existing prior to or on the Effective Date. Such limitation shall include, but not be limited to, comments or posts to any social media platform, any website, or employee/employer or company review forums

Members of the Company’s board of directors and other officers further agree not to, either by conversation or any other oral expression, by letter or any other written expression, or by any other deed or act of communication to the public or to any individual person or entity or groups of persons or entities, specifically including, but not limited to, past, present or future customers, clients, employees, independent contractors, or business associates of the Company, hereafter disparage, criticize, condemn or impugn the reputation or character of the Executive, based upon any event or circumstances occurring or existing prior to or on the Effective Date. Such limitation shall include, but not be limited to, comments or posts to any social media platform, any website, or employee/employer or company review forums.

9. Governing Law and Interpretation; Venue. This Agreement shall be governed by the laws of the State of New York without regard to its conflict-of-laws principles. Any and all disputes relating to or arising out of this Agreement, Executive’s employment with the Company or the termination of that employment shall be brought solely and exclusively in the federal or state courts located in the Southern District of New York.

10. No Actions. Each party represents that it has not commenced, maintained, prosecuted or participated in any action, charge, complaint or proceeding of any kind (on his/its own behalf and/or on behalf of any other person and/or on behalf of or as a member of any alleged class of persons) that is pending in any court, or before any administrative or investigative body or agency (whether public, quasi-public, or private) against or involving the other party or any of his/its affiliates, including for the Company. Each party represents that it is not aware of or participating in any effort by any person or entity to assert any action, charge, complaint or proceeding of any kind, whether in court or before an administrative body or agency (whether public, quasi-public, or private), against or involving the other party or any of his/its affiliates, including for the Company.

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11. Entire Agreement: Amendment. This Agreement contains the entire understanding of the parties and supersedes all previous verbal and written agreements concerning the same subject matter, except as expressly referred to or set forth herein. This Agreement may only be modified in writing signed by both parties.

12. Return of Company Property. Executive agrees to return, upon the Company’s request, any Company property in his control or in his possession.

13. Negotiated Agreement. Executive acknowledges and agrees that Executive has been offered sufficient time to review this Agreement with any attorneys, financial advisors or immediate family members, that Executive has been advised by the Company to do so, and to the extent Executive desires, has done so, that Executive has used sufficient time for such review, that Executive has read and understood the release provided herein and that Executive has knowingly and voluntarily agreed to all the terms of this Agreement and that Executive has signed this Agreement voluntarily without any coercion. This Agreement amicably resolves any issues between the parties, and they agree that this Agreement and its accompanying exhibit agreements shall neither be interpreted nor construed as an admission of any wrongdoing or liability on the part of the Company or the Executive and that neither party shall be considered the primary drafter of this Agreement or its accompanying exhibit agreements.

14. Acknowledgement. The parties hereby acknowledge that they have read this Agreement, have had an adequate opportunity to review its terms and have been advised to consult with legal counsel before signing this Agreement. They further acknowledge that they understand this Agreement’s terms and consequences and are executing it freely and voluntarily.

15. Binding. This Agreement shall be binding upon and inure to the benefit of Executive and the Company, and their respective heirs, administrators, successors and assigns.

16. Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument. Facsimile and electronic counterpart signatures on this Agreement shall be valid and binding.

17. Effective Date. Executive understands that this Agreement shall be null and void if not executed by Executive, and returned to the Company, within the twenty-one (21) day period set forth above. Each party has seven (7) days after that party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Executive signed this Agreement, so long as it has been signed by the parties and has not been revoked by either party before that date (the “Effective Date”).

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NOW, THEREFORE, the Company and Executive now knowingly and voluntarily sign this Agreement on the date set forth below.

Date: December 22, 2025

The Company:

Indaptus Therapeutics, Inc.

By:	/s/ Jeffrey Meckler
Printed:	Jeffrey Meckler
Title:	Chief Executive Officer

The Executive:

/s/ Dr. Roger J. Waltzman
Printed: Dr. Roger J. Waltzman